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                                                                     EXHIBIT 5.1

                      [Letterhead of Dorsey & Whitney LLP]

January 30, 2004

Equinox Fund Management, LLC
Managing Owner
The Frontier Fund
1660 Lincoln Street, Suite 100
Denver, Colorado 80264

         Re: The Frontier Fund - Balanced Series, Graham Series, Beach Series, C-View Currency Series and Dunn Series
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Gentlemen:

         We have acted as your counsel in connection with the organization of The Frontier Fund, a Delaware statutory trust (the "Trust"), and the preparation and filing with the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended (the "Securities Act"), of Registration Statements on Form S-1 (Registration No. 333-108397) filed with the SEC on January 30, 2004, as amended (the "Registration Statement"), relating to the registration under the Securities Act of $137,500,000 of units of beneficial interest in the Trust ("Units") designated as Balanced Series Units (the "Balanced Series Units"), $50,000,000 of Units designated as Graham Series Units (the "Graham Series Units"), $37,500,000 of Units designated as Beach Series Units (the "Beach Series Units"), $12,500,000 of Units designated as C-View Currency Series Units (the "C-View Currency Series Units") and $12,500,000 of Units designated as Dunn Series Units (the "Dunn Series Units" and, collectively with the Balanced Series Units, the Graham Series Units, the Beach Series Units and the C-View Currency Series Units, the "Units"). Capitalized terms used herein and not otherwise defined are used as defined in, or by reference to, the Amended and Restated Declaration of Trust and Trust Agreement dated August 8, 2003 (the "Trust Agreement") by and among Equinox Fund Management, LLC, Wilmington Trust Company, and the owners of the Units.

         In connection with the foregoing, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, records, certificates, agreements, and other papers as we deemed necessary or appropriate to examine for the purpose of this opinion, including the Registration Statements. In such examinations, we have assumed, and not independently verified, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the originals of all copies submitted to us as certified or conformed or photostatic copies. As to any facts material to such opinion, we have relied upon statements of representatives of the Trust.

         In giving this opinion, we have relied as to all matters of Delaware law exclusively on the opinion of even date of Messrs. Richards, Layton & Finger, Delaware counsel to the Trust, and this opinion is subject to the qualifications set forth therein.

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         Based upon and subject to the foregoing, it is our opinion that the
Units to be offered for sale as described in the Registration Statements, when sold in the manner and under the conditions set forth therein, will be legally issued, fully paid, and non-assessable.

         This opinion speaks as of the date hereof, and we assume no obligation to update this opinion as of any further date.

         We hereby consent to the use of this opinion as an Exhibit to the Registration Statements.

                                     Very truly yours,




                                     /s/ DORSEY & WHITNEY LLP

MFG